ASSET MANAGEMENT AGREEMENT


     THIS ASSET MANAGEMENT AGREEMENT (the "Agreement") is made and entered into as of October 1, 1995, by and among HISTORIC PRESERVATION PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("HPP 1987"), HISTORIC PRESERVATION PROPERTIES 1988 LIMITED PARTNERSHIP, a Delaware limited partnership ("HPP 1988"), HISTORIC PRESERVATION PROPERTIES 1989 LIMITED PARTNERSHIP, a Delaware limited partnership ("HPP 1989"), HISTORIC PRESERVATION PROPERTIES 1990 L.P. TAX CREDIT FUND, a Delaware limited partnership ("HPP 1990") and CLAREMONT MANAGEMENT CORPORATION, a Massachusetts corporation ("Claremont").

                            RECITALS

     A. HPP 1987, HPP 1988, HPP 1989 and HPP 1990 are sometimes individually referred to herein as an "HPP Partnership" and collectively referred to as the "HPP Partnerships."

     B. The HPP Partnerships were formed to organized and invest in certain joint ventures (the "Project Partnerships") which own real properties (the "Properties") which qualify for the rehabilitation tax credit under Section 48 of the Internal Revenue Code of 1986, as amended (the "Code").

     C. The general partner of HPP 1987 is Boston Historic Partners Limited Partnership, a Massachusetts limited partnership ("BHP"). The business of HPP 1987 is governed by its Amended and Restated Limited Partnership Agreement dated as of May 15, 1987 (the "HPP 1987 Partnership Agreement"). HPP 1987 owns an interest in each of the Project Partnerships listed on Exhibit A attached hereto.

     D. The general partner of HPP 1988 is BHP. The business of HPP 1988 is governed by its Amended and Restated Limited Partnership Agreement dated as of February 24, 1988 (the "HPP 1988 Partnership Agreement"). HPP 1988 owns an interest in each of the Project Partnerships listed on Exhibit B attached hereto.

     E. The general partner of HPP 1989 is BHP. The business of HPP 1989 is governed by its Amended and Restated Limited Partnership Agreement dated as of December 19, 1988 (the "HPP 1989 Partnership Agreement"). HPP 1989 owns an interest in each of the Project Partnerships and the property listed on Exhibit C attached hereto.

     F. The general partner of HPP 1990 is Boston Historic Partners II Limited Partnership, a Massachusetts limited partnership ("BHP II"). The business of HPP 1990 is governed by its Amended and Restated Limited Partnership
Agreement dated as of May 30, 1990 (the "HPP 1990 Partnership Agreement").
HPP 1990 owns an interest in each of the Project Partnerships listed on Exhibit D attached hereto.

     G. The HPP 1987 Partnership Agreement, HPP 1988 Partnership Agreement, HPP 1989 Partnership Agreement and HPP 1990 Partnership Agreement are sometimes individually referred to as an "HPP Partnership Agreement" and collectively referred to as the "HPP Partnership Agreements."

     H. Each of the HPP Partnerships desire to engage Claremont to manage certain of the business and affairs of the HPP Partnerships and provide the services set forth in this Agreement on the terms and conditions hereinafter set forth.

     I. Claremont desires to perform such services on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1.     Engagement of Claremont.

     Each HPP Partnership hereby engages and designate Claremont as the manager of certain of the business affairs of the HPP Partnerships as more fully set forth herein. Claremont hereby accepts such engagement and designation and hereby agrees to perform its obligations under this Agreement in a businesslike and professional manner. Claremont shall at all times act only at the specific direction of BHP or BHP II. Every act performed by Claremont or any agent or employee of Claremont pursuant to the authority granted by this Agreement shall be done as an independent contractor on behalf of the HPP Partnerships and all obligations or expenses incurred hereunder shall be for the account of and at the expense of the HPP Partnerships, except as otherwise specifically provided hereunder.

     Section 2.     Duties of Claremont.

     2.1  Duties.   It shall be the obligation of Claremont to perform the
following duties on behalf of HPP Partnerships (the "Services"):

          (a) Asset Management Services. Claremont shall assist BHP and BHP II in monitoring the operations of the Properties to the extent specifically directed by BHP and BHP II from time to time and shall periodically meet as reasonably requested with representatives of BHP and BHP II to discuss current property operations. Unless otherwise explicitly directed by BHP or BHP II in writing, a representative of Claremont will visit and meet with the independent third party property management company, where applicable, those properties (the "Properties") indicated on Exhibits A through D, at least once a year so long as such Properties are owned by an HPP Partnership or a Project Partnership having an HPP Partnership as a partner. A representative of Claremont will visit any other properties from time to time owned by an HPP Partnership of a Project Partnership only on an as-needed basis as specifically requested in writing by BHP or BHP II.

          (b) Accounting Services. Claremont will assist BHP and BHP II in maintaining all accounting records for the HPP Partnerships and preparing work paper packages and quarterly and annual financial statements for the HPP Partnerships as applicable, assist BHP and BHP II in the preparation of tax returns and other reports to investors as applicable. Claremont shall assist BHP and BHP II in keeping books and records relating to the HPP Partnerships in accordance with generally accepted accounting principles, uniformly and consistently applied from year to year, take all reasonable steps to assist the HPP Partnerships in keeping records of all transactions, make available for inspection by BHP and BHP II, at all reasonable times the books and records relating to the HPP Partnerships, and furnish such information concerning the HPP Partnerships to such persons as BHP and BHP II may, in writing, reasonably request. In addition, Claremont will assist BHP and BHP II in preparing and filing all reports required by the Securities and Exchange Commission, including those items required by
Section 8.4 of each of the HPP 89 and HPP 90 Partnership Agreements. HPP 87 and HPP 88 do not file with the SEC based upon a hardship exemption but they do provide investors and brokers with a complete unaudited Annual Report.

          (c) Investor Services. Claremont will assist BHP and BHP II in the preparation and distribution of (i) quarterly and annual reports to the investors in HPP90 Partnership, annual reports for HPP 87, HPP 88, and HPP
89. (ii) the annual form K-1 that enables the investors to file their respective tax returns, and (iii) responding to and serving investors and their related broker/dealer and representatives as required. HPP 89 will also provide copies of the quarterly 10-Q upon request. Copies of the above correspondences shall be distributed to Brokers of Record and the DueDiligence officers of selling broker dealer firms consistent with prior levels of service.

          (d) Personnel.In performing Services, Claremont will utilize its staff and make available to the assignment, professional, competent individuals who can effectively perform the Services at a level anticipated by both Claremont and HPP. All employees shall be employees of Claremont, but are subject to reimbursement pursuant to Section 3.2.

          (e) Office Space. Claremont will provide allocable office space for its personnel as may be necessary to perform the Services. The HPP Partnerships hereby agree to pay the amount equal to allocable rent changes as set forth in the operating budget.

          (f) Support Staff. Claremont will provide or arrange for the provision of appropriate office support to perform the Services, including secretarial staff and office equipment, salaries of employees and other general overhead of Claremont, costs of accounting, statistical or bookkeeping services and computing on accounting equipment, travel, telephone communications and other general and administrative expenses. All costs are to be reimbursed pursuant to Section 3.2.

          (g) Cooperation by HPP. The HPP Partnerships shall deliver to Claremont copies of all documents in the possession of, or available to, the HPP Partnerships which relate to the HPP Partnerships and/or the financing, operation, management and leasing of each Property. The HPP Partnerships acknowledge that the Services provided by Claremont will be based in large part on information received from the HPP Partnerships. Claremont shall be entitled to assume that all such information (including, without limitation, financial statements and other financial data) received from the HPP Partnerships shall be complete and accurate, and that such information will not contain, or omit to contain, any statement of material fact known by the HPP Partnerships to be false or misleading. Claremont will not (and shall have no obligation to the HPP Partnerships to) undertake to make an independent verification of any such information unless specifically requested to do so by the HPP Partnerships in writing. The HPP Partnerships hereby represent to Claremont that no information furnished or to be furnished by the HPP Partnerships hereunder or in connection with the consulting services to be provided by Claremont hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make such information not misleading.
The HPP Partnerships hereby agree that they have an affirmative obligation hereunder to disclose any material facts necessary to enable Claremont to provide its Services hereunder.


     2.2 Amount of Time, Etc., Required of the Designated Personnel. The parties acknowledge that the officers, directors and employees of Claremont may engage in significant real estate, financial and securities-related businesses during the term of this Agreement in addition to those contemplated by this Agreement. Some of these activities may be competitive with the activities of the HPP Partnerships. The HPP Partnerships hereby consent to the officers, directors and employees of Claremont engaging in such competitive activities. Under no circumstances will Claremont or any of its personnel or agents be required to devote all of their time, resources or personnel to the performance of this Agreement but only will be required to devote such time, resources and personnel as is necessary for them to fulfill their obligations hereunder.

     Section 3.Compensation and Reimbursement.

     3.1 Base Fee. The HPP Partnerships shall pay to Claremont a base monthly fee of $1,600 per property for each Property owned directly or indirectly by such HPP Partnership, as noted on Exhibits A, B, C or D
(the "Base Fee"). The Base Fee shall be due and payable in monthly installments on the tenth business day of each month throughout the term of this Agreement. Such fee shall be prorated for any partial year for which services are performed hereunder. The Base Fee shall be in the following amounts through June 30, 1996 and will be adjusted at that time to properly reflect the number of properties/investee partnerships in place at that time for the next reporting period, ending June 30, 1997:


HPP 1987  -  $76,800
HPP 1988  -  $76,800
HPP 1989  -  $76,800
HPP 1990  -  $38,400

     3.2 Reimbursement. The HPP Partnerships shall pay the directly allocable costs incurred by Claremont in providing the Services and the costs and expenses set forth in the budget for the period October 1, 1995 thru June 30, 1996 attached hereto as Exhibit E (the "Budget"). The Budget has been approved by the HPP Partnerships. A new budget will be prepared for the period July 1, 1996 through June 30, 1997. Total charges which are more than 10% in excess of the Budget must be approved by the HPP Partnerships in advance. Payments to Claremont under this Section 3.2 will be made monthly. All such costs shall be allocated to and paid by the HPP Partnerships as follows for the period October 1, 1995 thru June 30, 1996 fiscal year:

               HPP 1987  -18.41 %
               HPP 1988  -28.22 %
               HPP 1989  -16.37 %
               HPP 1990  -37.00 %

These allocations will be reviewed and reset if appropriate for the following fiscal year.Claremont shall provide a new annual budget by May 15, 1996 for fiscal year July 1,1996 - June 30, 1997. Expense allocations may change from year to year based on various factors. The July 1, 1996 - June 30, 1997 budget must be approved in advance by the HPP Partnerships by June 15, 1996.

     3.3 Extra Services. If requested in writing from BHP or BHP II from time to time, in addition to the Services, Claremont shall provide extra services. Claremont shall bill the relevant HPP Partnership at the market rate for such services rendered. Bills for such extra services will be rendered and paid monthly.

     3.4 Miscellaneous. This Agreement shall in no way obligate Claremont or any employee of Claremont to pay any costs or expenses of any HPP Partnership if monies are not available for the payment of such costs or expenses from the income or reserves established by or on behalf of such HPP Partnership. In addition, in the event that any of the fees or reimbursements described in this Section 3 are not paid when due, the accrued amounts owed to Claremont will bear interest at the Fleet prime rate until paid.

     3.5 Allocation of Costs. In the event that any services are performed both for HPP Partnership and for other entities, Claremont will make such allocation of the expense of such services among the HPP Partnership and such other entities as Claremont determines is appropriate, any such allocation made in good faith by Claremont shall be final and binding on the parties hereto.




     Section 4.Indemnification.

     4.1 Indemnification by Claremont. Claremont agrees to defend and hold the HPP Partnerships harmless from and indemnify the HPP Partnerships against any and all liability, loss, damages, court costs and reasonable expenses, including reasonable attorney's fees (hereinafter collectively referred to as "Liabilities") which the HPP Partnerships may incur or suffer, which Liabilities result from the gross negligence, bad faith, fraud or willful misconduct on the part of Claremont, its employees, agents or others under the direction or control of Claremont in performing its obligations under this Agreement. For purposes of this Section 4.1 only, the term "HPP Partnerships" shall also include any partner, officer, director, employee or agent of the HPP Partnerships in the event any such person incurs or suffers any such Liability as a result of such gross negligence, bad faith, fraud, or willful misconduct. This Section 4.1 shall survive any termination of the Agreement.

     4.2 Indemnification by HPP Partnership. Claremont and the HPP Partnerships hereby acknowledge that the acts of Claremont hereunder are solely as agent for the HPP Partnerships and Claremont shall not be liable to the HPP Partnerships or any other person or entity for any of its actions or services provided hereunder in relation to the management and operation of the Properties or otherwise. Each HPP Partnership agrees to defend and hold Claremont harmless from and indemnify Claremont against any and all liabilities which Claremont may incur or suffer as a result of any claim against Claremont arising out of any action taken, omitted, or suffered by it in good faith and in accordance with general of specific instructions from the HPP Partnerships of the General Partners, except where such liabilities result from the negligence, bad faith, fraud or willful misconduct on the part of Claremont, its employees, agents or others under the direction or control of Claremont. For purposes of this Section 4.2 only, the term "Claremont" shall also include any officer, director, employee or agent of Claremont in the event any such person incurs or suffers any such liability as a result of activities undertaken on behalf of or under the direction or control of Claremont in connection with its services performed for the HPP Partnerships. Such indemnification shall include payment by the HPP Partnerships of all reasonable expenses and reasonable legal fees incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, receipt of an undertaking by the party or person indemnified to repay such payment if it, he or she shall be adjudicated to be not entitled to indemnification under this Section 4.2; and provided further, that no indemnification shall be provided for Claremont, its directors, officers, agents or employees with resect to any matter as to which it shall have been finally adjudicated in any action or proceeding that Insignia, its directors, officers, agents or employees had acted with negligence, willful misconduct or fraud. This
Section 4.2 shall survive any termination of the Agreement.


     Section 5.Term and Termination.

     5.1 Term. The term of this Agreement shall commence on October 1, 1995 (the "Commencement Date"), and shall terminate on June 30, 1997, unless previously terminated by the parties hereto pursuant to Section 5.2 or extended pursuant to Section 5.3.

     5.2 Termination. This agreement will expire on June 30, 1997, subject to the following terms and conditions:

          (a) If the HPP Partnerships elect to terminate this Agreement, they must perform or cause to be performed all of the following items:

               (i) Settlement to Claremont of all amounts due Claremont under this Agreement by payment or documentation of a binding mutually agreed to Note Agreement.

               (ii) Effect the termination of any liability that Claremont has entered into.

     5.3 Extension. This Agreement shall automatically be extended from year to year on the same terms and conditions unless terminated in accordance with this Section 5 or unless any party provides notice no later than sixty (60) days (May 1, 1997 for the initial term) in advance of the expiration date of its intention not to extend the Agreement.

     5.4 Breach. This Agreement may be terminated by the HPP Partnership or Claremont upon the default by the other party of any of such other party's material obligations hereunder; provided, however, that the non-defaulting party shall have delivered to the other party a written notice specifying such default in reasonable detail and that the defaulting party shall not have cured such default within thirty (30) days after receipt of such notice.

     5.5 Payment of Fees. Upon any termination pursuant to this Section 5, Claremont shall have the right to receive any unpaid fees or unreimbursed expense owed to it under Section 3. Any such amount shall be prorated on a per diem basis from the date of the last monthly fee payment to the effective date of any such termination. If any individual HPP Partnership is unable to pay its share of liabilities because of a lack of cash, then such debts shall be formally recognized in a binding mutually agreed to Note Agreement.

     Section 6.Miscellaneous Provisions.

     6.1 Notices. Any notice or communication hereunder must be in writing, and shall be personally delivered or mailed postage prepaid, by registered or certified mail, return receipt requested, and if given by registered or certified mail same shall be deemed to have been given and received when personally delivered or three (3) days after its mailing. Such notices or communications shall be given to the parties hereto at their respective following addresses:



     If to the HPP Partnerships:c/o Boston Bay Capital, Inc.
                              One Liberty Square
                              Boston, MA  02109
                              Attn:  Terrence P. Sullivan


     If to Claremont:         Charles M. Moran, Jr.
                              Claremont Management Corporation
                              Batterymarch Park III
                              Quincy, MA 02169


     with a copy to:          Sherburne, Powers and Needham
                              One Beacon Street
                              Boston, MA 02108
                              Attn: William Machen, Esq.
                                    James E. McDermott, Esq.

Any party hereto may at any time by giving ten (10) days' written notice to the other party hereto designate any other address in substitution of the foregoing address to which such notice or communication shall be given.

     6.2 Severability. If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement or such other documents shall be valid and shall be enforced to the fullest extent permitted by law.

     6.3 Applicable Law. This Agreement shall be governed and construed in accordance with the law as of the Commonwealth of Massachusetts.

     6.4 Successors and Assigns. No party hereto may assign any of its rights or duties hereunder except with the prior written consent of the other parties.

     6.5 Captions. Captions in this Agreement are inserted for convenience or reference only and do not define, describe or limit the scope or intent of this Agreement or any of the terms hereof.

     6.6 No Partnership. Nothing contained in this Agreement or in the relationship of the HPP Partnerships and Claremont shall be deemed to constitute a partnership, joint venture or any other relationship and Claremont shall at all times be deemed an independent contractor for purposes of this Agreement.

     6.7 No Assignment. Claremont may not assign or in any way voluntarily transfer this Agreement without the prior written approval of BHP and BHP II.

     6.8 Modification or Amendment. This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior agreements between the parties relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                              HISTORIC PRESERVATION PROPERTIES
                                 LIMITED PARTNERSHIP, a Delaware
                                 limited partnership, by its general partner, BOSTON HISTORIC PARTNERS
                                 LIMITED PARTNERSHIP, a
                                 Massachusetts limited partnership, by its general partners

                              PORTFOLIO ADVISORY SERVICES, INC., a
                                 Massachusetts corporation

                              By
                                 Terrence P. Sullivan, President

                              By
                                 Terrence P. Sullivan, General Partner

                              HISTORIC PRESERVATION PROPERTIES
                                 1988 LIMITED PARTNERSHIP, a
                                 Delaware limited partnership, by its
                                 general partner, BOSTON HISTORIC
                                 PARTNERS LIMITED PARTNERSHIP, a
                                 Massachusetts limited partnership, by its general partners
                             PORTFOLIO ADVISORY SERVICES, INC., a
                                 Massachusetts corporation

                              By
                                 Terrence P. Sullivan, President

                              By
                                 Terrence P. Sullivan, General Partner

                              HISTORIC PRESERVATION PROPERTIES
                                 1989 LIMITED PARTNERSHIP, a
                                 Delaware limited partnership, by its
                                 general partner, BOSTON HISTORIC
                                 PARTNERS LIMITED PARTNERSHIP, a
                                 Massachusetts limited partnership, by its general partners

                              PORTFOLIO ADVISORY SERVICES, INC. a
                                 Massachusetts corporation

                              By
                                 Terrence P. Sullivan, President

                              By
                                 Terrence P. Sullivan, General Partner

                              HISTORIC PRESERVATION PROPERTIES
                                 1990 L.P.TAX CREDIT FUND, a
                                 Delaware limited partnership, by its
                                 general partner, BOSTON HISTORIC
                                 PARTNERS II LIMITED
                                 PARTNERSHIP, a Massachusetts limited
                                 partnership, by its general partners

                              PORTFOLIO ADVISORY SERVICES II, INC.,
                                 a Massachusetts corporation

                              By
                                 Terrence P. Sullivan, President

                              By
                                 Terrence P. Sullivan, General Partner
                             BOSTON HISTORIC PARTNERS II LIMITED
                                 PARTNERSHIP, a Massachusetts limited
                                 partnership, by its general partner, BHP II
                                 ADVISORS LIMITED PARTNERSHIP,
                                 by its general partners

                              PORTFOLIO ADVISORY SERVICES II, INC.,
                                 a Massachusetts corporation

                              By
                                 Terrence P. Sullivan, President

                              By
                                 Terrence P. Sullivan, General Partner

                         CLAREMONT MANAGEMENT CORPORATION
                                 a Massachusetts Corporation

                              By
                                 Patrick Carney, Chairman

                              By
                                 Charles M. Moran, President
                                                       Exhibit A

                  LIST OF PROPERTIES - HPP 1987

Name of Project Partnership   Name of Project     Location

1027 Arch Street Associates        Pitcairn Building   Philadelphia,
PA
 Limited Partnership

432 Julia Street Associates   Gallery Row         New Orleans, LA
 Limited Partnership

Ceresota Mill Limited         Ceresota Mill       Minneapolis, MN
 Partnership

Locke Mill Plaza Associates   Locke Mill Plaza    Concord, NC
 Limited Partnership
                                   Exhibit B

                  LIST OF PROPERTIES - HPP 1988

Name of Project Partnership   Name of Project     Location

Union Station Associates      Union Station       Providence, RI

330 Julia Street Associates   The Rotunda         New Orleans, LA
 Limited Partnership

New Bedford Historic Stores   CWT Building        New Bedford, MA
 Associates Limited Partnership

Coastline Associates Limited  Coastline Center    Wilmington, NC

                                                       Exhibit C

                  LIST OF PROPERTIES - HPP 1989

Name of Project Partnership   Name of Project     Location

Historic Preservation PropertiesThe Cosmopolitan  St. Paul, MN
 1989 L.P.                     Building

Jenkins Court Associates      Jenkins Court            Jenkintown,
PA
 Limited Partnership

Portland Lost Associates      Honeyman Hardware        Portland, OR
 Limited Partnership           Lofts

402 Julia Street Associates   The Lofts           New Orleans, LA
 Limited Partnership























                                                       Exhibit B

                  LIST OF PROPERTIES - HPP 1990

Name of Project Partnership   Name of Project     Location

Henderson's Wharf Baltimore,  Henderson's Wharf   Baltimore, MD
 L.P.                         (Inn/Apartments)


Henderson's Wharf Marina,     Henderson's Wharf   Baltimore, MD
 L.P.                          Marina